Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Stacy Slater

Executive Vice President, Investor Relations

800.468.7526

BRIXMOR PROPERTY GROUP & EVERVIEW PARTNERS TO ACQUIRE SLATE GROCERY REIT FOR $2.34 BILLION

- Brixmor to Acquire 23 Grocery-Anchored Shopping Centers in Existing Markets for $636 Million –

- Capital Efficient Strategic Joint Venture with Everview Partners to Acquire an Additional 92 Centers for $1.71 Billion -

- Provides Immediate Earnings Accretion to Brixmor and Leverages Brixmor’s Best-in-Class Operating Platform at Scale –

NEW YORK, SEPTEMBER 28, 2026 – Brixmor Property Group Inc. (NYSE: BRX) ("Brixmor") and Everview Partners (“Everview”) announced today they have entered into definitive agreements to acquire Slate Grocery REIT in a transaction valued at $2.34 billion. Under the terms of the transaction and joint venture agreements, Brixmor will effectively acquire a portfolio of 23 grocery-anchored shopping centers (the “Brixmor Portfolio”) aggregating approximately three million square feet for $636 million, and a newly formed institutional joint venture between Brixmor and affiliates of Everview Partners will acquire the remaining 92 assets (the “Joint Venture Portfolio”) for $1.71 billion. Additionally, a wholly owned subsidiary of the Abu Dhabi Investment Authority (ADIA) will act as a strategic investor alongside Everview in the transaction. The 23-asset portfolio Brixmor is acquiring is approximately 96% leased and located entirely within Brixmor's existing operating footprint, predominantly across Florida, Georgia, and the Carolinas.

"This immediately accretive transaction is directly aligned with our growth strategy, adding 23 grocery-anchored centers in markets we know well, with long-standing grocer relationships we plan to grow, while further leveraging our operating platform in a capital efficient joint venture with Everview. Across both the wholly owned and joint venture assets, we see meaningful embedded value through below-market rents and a robust pipeline of remerchandising, redevelopment, and outparcel opportunities. We believe our extensive retailer relationships and proven execution capabilities will position us to unlock that value and generate meaningful cash flow growth over time,” commented Brian T. Finnegan, Brixmor’s Chief Executive Officer and President. “We are pleased to partner with Everview and look forward to leveraging our combined strengths to capitalize on the significant opportunities across this portfolio. We'd also like to thank the Special Committee of Slate Grocery REIT for their diligence throughout this process, which we believe resulted in a strong outcome for all parties involved."

Billy Rahm, Everview’s Founder and Chief Executive Officer, stated, “This transaction reflects our conviction in grocery-anchored, open-air retail, which we expect will continue to benefit from limited new supply and durable tenant demand. We believe the portfolio is a high-quality collection of centers in attractive markets with meaningful embedded upside. We are excited to be acquiring it alongside Brixmor, whose strong operating platform, retailer relationships, and redevelopment capability make them a great partner.”

Under the terms of the applicable transaction and joint venture agreements:

•	Brixmor will acquire 23 grocery-anchored shopping centers (representing a 100% interest in 22 centers and a 50% interest in one center) aggregating approximately three million square feet and located entirely within Brixmor's existing operating footprint, predominantly across Florida, Georgia, and the Carolinas.

•	Brixmor will hold a 20% common equity interest and Everview will hold an 80% common equity interest in 92 shopping centers aggregating approximately 12 million square feet. Brixmor will also serve as the asset manager, property manager, and leasing representative for the Joint Venture Portfolio. Brixmor will also make a preferred equity investment of approximately $174 million in the joint venture, which will generate a 9% dividend.

•	The transaction, which is not subject to any financing conditions, has been approved by Brixmor’s Board of Directors and Slate’s Board of Trustees and is expected to close in the first quarter of 2027, subject to the receipt of approval of Slate unitholders and satisfaction of other customary closing conditions.

Concurrent with the issuance of this release, Brixmor filed a Form 8-K with the SEC describing the relevant agreements in more detail.

The transaction strengthens Brixmor's strategic position and long-term growth prospects by:

•	Adding highly complementary assets to Brixmor's existing portfolio: The Brixmor Portfolio is 100% grocery-anchored, including by Publix, Harris Teeter, and Kroger, increasing Brixmor’s exposure to leading operators, and is located entirely within Brixmor's existing footprint, strengthening its position in high-conviction markets.

•	Enhancing Brixmor’s visible multi-year growth profile: The portfolios have meaningful occupancy and mark-to-market opportunities, with in-place rents averaging 32 percent less than Brixmor’s current portfolio. In addition, Brixmor has identified approximately $100 million of redevelopment and outparcel development opportunities within the Brixmor Portfolio, including several potential Publix redevelopment projects, consistent with one of Brixmor's core value-creation capabilities. The portfolios are projected to generate long-term NOI growth consistent with Brixmor’s stated long-term growth expectation of 4%.

•	Growing and leveraging Brixmor's operating platform at scale: The transaction leverages Brixmor's national infrastructure, operating expertise, and retailer relationships to unlock value through leasing and operational initiatives. In addition, the joint venture is expected to generate attractive recurring fee income, including asset management, property management, and leasing fees. The joint venture will also create a potential pipeline of future acquisition opportunities for Brixmor.

•	Generating immediate earnings accretion with balance sheet discipline: The transaction is expected to be immediately accretive to Brixmor’s Nareit FFO per share. The capital efficient structure is consistent with Brixmor’s commitment to maintaining a strong investment-grade balance sheet, while preserving capacity for future investment opportunities.

RBC Capital Markets, LLC is acting as lead financial advisor and Wells Fargo Securities is acting as a financial advisor to Brixmor and to the joint venture entity formed by Brixmor and Everview for purposes of the transaction. Cushman & Wakefield is acting as real estate advisor, and Hogan Lovells Cadwalader US LLP is acting as legal counsel to Brixmor. Simpson Thacher & Bartlett LLP is acting as legal advisor to Everview. Davies Ward Phillips & Vineberg LLP is acting as Canadian counsel for Brixmor and Everview. Royal Bank of Canada has provided Brixmor with a bridge commitment to fully fund Brixmor’s required capital for the transaction for both the Brixmor Portfolio and Joint Venture Portfolio. Wells Fargo Bank, N.A., as Administrative Agent, and Royal Bank of Canada have provided a debt commitment to the joint venture. Wells Fargo Securities and Royal Bank of Canada will serve as Joint Bookrunners for the joint venture financing.

CONFERENCE CALL AND PRESENTATION INFORMATION

Brixmor will host a teleconference today, September 28, 2026 at 8:30 AM ET to discuss the transaction. To participate, please dial 877.704.4453 (domestic) or 201.389.0920 (international) within 15 minutes of the scheduled start of the call. The teleconference can also be accessed via a live webcast at https://www.brixmor.com. in the Investors section. A replay of the teleconference will be available through October 12, 2026 by dialing 844.512.2921 (domestic) or 412.317.6671 (international) (Passcode: 13762791) or via the web through September 28, 2027 at https://www.brixmor.com in the Investors section.

A Presentation with additional details will be posted at https://www.brixmor.com in the Investors section.

ABOUT BRIXMOR PROPERTY GROUP

Brixmor (NYSE: BRX) owns and operates a high-quality, national portfolio of open-air shopping centers. Brixmor’s 346 retail centers comprise approximately 63 million square feet of prime retail space in established trade areas. Brixmor’s properties reflect its vision “to be the center of the communities we serve” and are home to a diverse mix of thriving national, regional, and local retailers. Brixmor is a valued partner to a broad range of retailers, including The TJX Companies, The Kroger Co., Publix Super Markets and Ross Stores.

Brixmor announces material information to its investors in SEC filings and press releases and on public conference calls, webcasts and the “Investors” page of its website at https://www.brixmor.com. Brixmor also uses social media to communicate with its investors and the public, and the information Brixmor posts on social media may be deemed material information. Therefore, Brixmor encourages investors and others interested in Brixmor to review the information that it posts on its website and on its social media channels.

ABOUT EVERVIEW PARTNERS

Everview Partners, L.P. is a private investment management firm founded in 2024 on the belief that applying both private equity and credit expertise to real asset investments could yield enduring performance across market cycles. Everview invests across the capital structure in real asset companies and properties and seeks to partner with talented business leaders to drive sustainable growth and profitability. For more information, please visit www.everviewcap.com.

ABOUT ADIA

Established in 1976, the Abu Dhabi Investment Authority (ADIA) is a globally-diversified investment institution that prudently invests funds on behalf of the Government of Abu Dhabi through a strategy focused on long-term value creation. For more information: https://www.adia.ae.

SAFE HARBOR LANGUAGE

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under the sections entitled “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31,

2025, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at https://www.sec.gov. These factors include (1) the ability of us and the new joint venture to successfully consummate the Slate Grocery REIT transaction, or to do so in the expected timeframe; (2) the ability of us and the new joint venture to realize the expected benefits of the transaction, including the anticipated Nareit FFO accretion benefits; (3) our ability to integrate the operations of the properties we are acquiring in the transaction and to manage the new joint venture; (4) changes in national, regional, and local economies, due to global events such as international geopolitical conflicts, international trade disputes, a foreign debt crisis, foreign currency volatility, or due to domestic issues, such as government policies and regulations, tariffs, energy prices, market dynamics, general economic contractions, ongoing levels of inflation and interest rates, unemployment, or limited growth in consumer income or spending; (5) local real estate market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our Portfolio (defined hereafter); (6) competition from other available properties and e-commerce; (7) disruption and/or consolidation in the retail sector, the financial stability of our tenants, and the overall financial condition of large retailing companies, including their ability to pay rent and/or expense reimbursements that are due to us; (8) in the case of percentage rents, the sales volumes of our tenants; (9) increases in property operating expenses, including common area expenses, utilities, insurance, and real estate taxes, which are relatively inflexible and generally do not decrease if revenue or occupancy decrease; (10) increases in the costs to repair, renovate, and re-lease space; (11) earthquakes, wildfires, tornadoes, hurricanes, damage from rising sea levels due to climate change, other natural disasters, epidemics and/or pandemics, civil unrest, terrorist acts, or acts of war, any of which may result in uninsured or underinsured losses; (12) changes in laws and governmental regulations, including those governing usage, zoning, the environment, privacy, data security, intellectual property rights, and taxes; and (13) cybersecurity incidents or other disruptions to information technology systems used by us, our tenants, or our vendors, which could compromise data or impair business operations. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our periodic filings. The forward-looking statements speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except to the extent otherwise required by law.

NON-GAAP PERFORMANCE MEASURES

Nareit FFO and same property NOI are non-GAAP performance measures. These measures should not be considered as alternatives to, or more meaningful than, net income (calculated in accordance with GAAP) or other GAAP financial measures, as an indicator of financial performance and are not alternatives to, or more meaningful than, cash flow from operating activities (calculated in accordance with GAAP) as a measure of liquidity. Non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results to those calculated in accordance with GAAP. Brixmor’s computation of these non-GAAP performance measures may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to similarly titled measures presented by such other REITs. Investors are cautioned that items excluded from these non-GAAP performance measures are relevant to understanding and addressing financial performance. Refer to Brixmor’s SEC periodic reports for definitions and reconciliations of these measures.

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